EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto) with respect to equity securities, including Class I Shares, issued by the Calamos Aksia Private Equity and Alternatives Fund, and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13G and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 15th day of August, 2025.

Calamos Investments LLC

By:	/s/ John P. Calamos, Sr.
Name:	John P. Calamos, Sr.
Title:	Founder, Chairman and Global Chief Investment Officer

Calamos Advisors LLC

By:	/s/ John P. Calamos, Sr.
Name:	John P. Calamos, Sr.
Title:	Founder, Chairman and Global Chief Investment Officer

John P. Calamos 1985 Trust

By:	/s/ John P. Calamos, Sr.
John P. Calamos, Sr.

/s/ John P. Calamos, Sr.
John P. Calamos, Sr., individually

Mae F. Calamos Revocable Trust

By:	/s/ Mae F. Calamos
Mae F. Calamos, Trustee